EXHIBIT 10.23

2013 Chief Accounting Officer Compensation Program
Approved by CapitalSource Inc. Board of Directors March 22, 2013
This compensation program for the Company’s Chief Accounting Officer is designed to reflect the performance of CapitalSource Inc. and CapitalSource Bank (collectively referred to herein as the “Company”). The Program combines the Financial Goals, Performance Goals, and Competency Measures identified below with the discretion of the Compensation Committee of the Parent Board of Directors and the Compensation Committee of the Bank Board of Directors (collectively, the “Committees”) to determine the Chief Accounting Officer’s short-term incentive compensation. The Program will be adjusted on an annual basis, and compensation will be paid based on the achievement of certain factors. The Financial Goals, Performance Goals, and Competency Measures follow, along with their designated weightings.
Financial Goals

•	Achieve Bank pre-tax income of $215 million – (25%)

•	Achieve departmental expenses equal to or less than the level specified in the 2013 departmental Business Plan – (10%)
Performance Goals

•	Convert the accounting platform to Oracle version R12 and ensure no material internal control deficiencies – (25%)

◦	May – Create business requirements and project plan

◦	Aug – Define business processes and re-engineer as appropriate

◦	Sep – Convert general ledger data

◦	Oct – Develop subsystem interfaces

◦	Oct – Conduct user training and acceptance testing

◦	Nov – Go live

•	Support the development of the data warehouse tool and, to the extent finalized and available, utilize it to facilitate financial reporting – (5%)

•	Ensure timely filing of all required Call Reports, SEC 10-K/Q reports, and Y-9 reports, with each filed prior to or on the required due date – (5%)

•	Appropriately, and in a timely fashion, support the BHC and bank charter change applications – (10%)

Facts and circumstances regarding a delayed go-live date due to regulatory, SOX, or other factors may be considered by the Committees.

EXHIBIT 10.23

Competency Measures

•	Discretionary based upon the annual competency evaluation; the Competency Measures used to assess performance will be the same as those applicable to all Company managers - (20%)
Opportunity Level
For the Chief Accounting Officer, the 2013 target level of bonus opportunity is 60% of base salary, and the payout may be as much as 90% of base salary, all dependent upon the level of success of achieving the Financial Goals, Performance Goals, and Competency Measures. Payment above or below 60% of base salary will be dependent upon the level of variance from Plan for each of the Financial Goals, the timeliness and ability to adjust to unexpected events surrounding the Performance Goals, and overall success relative to the Competency Measures. The final payout under the Plan will be commensurate with the Chief Accounting Officer’s actual level of performance attainment.
The Committees may use their discretion to adjust the aforementioned opportunity level and to determine whether the Financial Goals, Performance Goals, and Competency Measures have been achieved to the extent there are judgments to be employed or mitigating factors exist. In exercising their discretion, the Committees will also consider whether the Company has:

•	Operated the Bank in a safe and sound manner;

•
Continued to strengthen a culture that fosters the Company’s ability to attract and retain talented professionals as well as provided opportunities for continued career development and advancement; and,

•	Continued to progress on refining the Company’s business model such that the consolidated return on equity grows over time toward the top of the Company’s peer group.

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